Exhibit 99

Scripps Networks Interactive reports first quarter 2015 financial results

• Revenues of $658 million, up 2.3 percent • Net income attributable to SNI of $0.94 per diluted share, up 7.9 percent

For immediate release

May 7, 2015

KNOXVILLE, Tenn. — Scripps Networks Interactive, Inc. (NYSE: SNI) today reported first-quarter 2015 operating results.

Consolidated revenues for the quarter increased $14.5 million, or 2.3 percent, to $658 million from the prior-year period. Results for the three-month period ended March 31 include advertising revenue of $435 million, up marginally over last year, and affiliate fee revenue of $209 million, up $8.1 million, or 4.1 percent, year over year.

Costs of services and selling, general and administrative expenses for the quarter increased $28.3 million, or 7.6 percent, to $401 million from the prior-year period. The increase was driven by $10.2 million of transaction expenses related to the pending acquisition of TVN and $4.9 million of costs related to the previously announced restructuring programs. Also contributing to the increase were higher programming amortization and marketing and promotion expenses. Excluding the TVN transaction expenses and restructuring charges, cost of services and selling, general and administrative expenses would have increased $13.2 million, or 3.5 percent.

Total segment profit decreased $13.8 million, or 5.1 percent, to $257 million, reflecting TVN transaction expenses and restructuring charges coupled with increases in programming and marketing and promotion expenses (see non-GAAP financial measures note for a definition of segment profit). Excluding TVN transaction expenses and restructuring charges, total segment profit would have increased $1.3 million, 0.5 percent.

First-quarter net income attributable to Scripps Networks Interactive was $124 million, or $0.94 per diluted share. Earnings per share were affected by a $0.05 per share charge for TVN transaction expenses and a $0.03 per share charge for restructuring costs. First-quarter 2014 net income was $128 million, or $0.87 per diluted share. Excluding TVN transaction expenses and restructuring charges, net income attributable to Scripps Networks Interactive would have been $133 million, or $1.02 per diluted share, up 17 percent on a per diluted share basis compared with the prior year period.

“As consumers take increasing advantage of the growing number of ways to enjoy video content, powerful brands that resonate with people across multiple platforms and devices become ever more important,” said Kenneth W. Lowe, chairman, president and chief executive officer. “Upscale consumers have built deep and enduring relationships with our brands both in the United States and, increasingly, in international markets. By leveraging that relationship, and by broadening our engagement and reach, we are building consistent long-term value for advertisers, distribution platforms, viewers, and shareholders.”

During the quarter, HGTV scored a 14 percent year-over-year ratings increase, making it the most successful quarter in the network’s 20 year history. Cooking Channel continued its consistent ratings growth over recent years, with a 13 percent year-over-year growth in audience. HGTV, Food Network, Cooking Channel and DIY Network all ranked at or near the top of the 2015 Beta Brand Identity survey as the networks consumers said most inspire them to purchase products they see advertised. Scripps Networks also took a major step in its international growth in announcing the proposed acquisition of a majority stake in leading Polish media company TVN, while continuing to drive worldwide expansion of its networks with further launches of Food Network in key Asian and Latin American markets.

Segment results

	Three months ended March 31,
(in thousands)	2015	2014	Change
Segment operating revenues:
Lifestyle media	$634,185	$625,095	1.5%
Corporate and other	24,065	18,737	28.4%
Intersegment eliminations	—	(83)	100.0%

Total operating revenues	$658,250	$643,749	2.3%

Segment profit (loss):
Lifestyle media	$295,785	$306,309	(3.4)%
Corporate and other	(38,869)	(35,575)	9.3%

Total segment profit	$256,916	$270,734	(5.1)%

Lifestyle media revenues for the first quarter of 2015 increased $9.1 million, or 1.5 percent, to $634 million, driven by affiliate fee revenue growth. Total advertising revenue for the lifestyle media segment increased slightly to $429 million, reflecting softness in the advertising market and audience delivery issues at some of our networks. Affiliate fee revenue increased $7.7 million, or 4.0 percent, to $198 million due to annual contractual rate increases.

Lifestyle media segment profit decreased $10.5 million, or 3.4 percent, to $296 million. This reflects the revenue growth, offset by increases in marketing and promotion expense, higher program amortization and restructuring expenses.

Corporate and other includes the results of the lifestyle-oriented channels operated internationally. Corporate and other revenues increased $5.3 million, or 28.4 percent, to $24.1 million, driven by the expanding international operations.

Corporate and other segment loss increased $3.3 million, or 9.3 percent, to $38.9 million compared with the first quarter of 2014, driven primarily by TVN transaction expenses and restructuring costs.

Share repurchase program

For the quarter ended March 31, the company repurchased 4.0 million shares at an aggregate purchase price of $289 million. As of March 31, $1.2 billion remained available under the company’s share repurchase program.

Conference call

The senior management team of Scripps Networks Interactive will discuss the company’s first quarter results during a telephone conference call at 10 a.m. ET today. Scripps Networks Interactive will offer a live webcast of the conference call. To access the webcast, visit www.scrippsnetworksinteractive.com and follow the Investors link at the top of the page. The webcast link can be found next to the microphone icon on the investor relations landing page.

To access the conference call by telephone, dial (800) 230-1074 (U.S.) or (612) 234-9960 (international) approximately ten minutes before the start of the call. Callers will need the name of the call, “SNI First Quarter Earnings Report,” to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are granted access to the conference call on a listen-only basis.

A replay line will be open from 12:15 p.m. on May 7 until 11:59 p.m. EDT on May 21. The domestic number to access the replay is (800) 475-6701, and the international number is (320) 365-3844. The access code for both numbers is 358014.

A replay of the conference call will also be available online. To access the audio replay, visit www.scrippsnetworksinteractive.com approximately four hours after the call, choose the Investors page, then follow the Audio Archives link at the top of the Investor Relations page.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-4 of its 2014 Form 10-K filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps Networks Interactive

Scripps Networks Interactive is one of the leading developers of engaging lifestyle content in the home, food and travel categories for television, the Internet and emerging platforms. The company’s lifestyle media portfolio comprises popular television and Internet brands HGTV, DIY Network, Food Network, Cooking Channel, Travel Channel and Great American Country, which collectively reach more than 190 million consumers each month. Companion websites complement on-air programming with video and social media that inform and inspire. The company’s global networks reach millions of consumers across North and South America, Asia, Europe, the Middle East and Africa. Scripps Networks Interactive is headquartered in Knoxville, Tenn. For more information, please visit http://www.scrippsnetworksinteractive.com.

# # #

Contact: Scripps Networks Interactive, Inc.

Investors: Mike Gallentine, 865-560-4473, mgallentine@scrippsnetworks.com

Media: Dylan Jones, 865-560-5068, DJones@scrippsnetworks.com, or

Lee Hall, 865-560-3853, LHall@scrippsnetworks.com

SCRIPPS NETWORKS INTERACTIVE, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)	Three months ended March 31,
(in thousands, except per share data)	2015	2014	Change
Operating revenues	$658,250	$643,749	2.3%
Operating expenses:
Cost of services, excluding depreciation and amortization of intangible assets	199,147	181,138	9.9%
Selling, general and administrative	202,187	191,877	5.4%
Depreciation and amortization of intangible assets	28,590	31,294	(8.6)%
Losses (gains) on disposal of property and equipment	2,516	(152)	1755.3%

Total operating expenses	432,440	404,157	7.0%

Operating income	225,810	239,592	(5.8)%
Interest expense, net	(12,967)	(12,431)	4.3%
Equity in earnings of affiliates	18,945	22,261	(14.9)%
Miscellaneous, net	5,531	273	1926.0%

Income from operations before income taxes	237,319	249,695	(5.0)%
Provision for income taxes	(71,249)	(76,906)	(7.4)%

Net income	166,070	172,789	(3.9)%
Net income attributable to non-controlling interests	(42,227)	(44,493)	(5.1)%

Net income attributable to SNI	$123,843	$128,296	(3.5)%

Net income attributable to SNI common shareholders per basic share of common stock	$0.94	$0.88

Net income attributable to SNI common shareholders per diluted share of common stock	$0.94	$0.87

Weighted average basic shares outstanding	131,259	146,322

Weighted average diluted shares outstanding	131,942	147,440

SCRIPPS NETWORKS INTERACTIVE, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)	As of
(in thousands, except share and par value amounts)	March 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$154,785	$878,164
Accounts receivable, net of allowances: 2015 - $10,591; 2014 - $7,889	630,322	629,775
Programs and program licenses	490,391	477,575
Deferred income taxes	55,994	41,831
Other current assets	74,575	110,816

Total current assets	1,406,067	2,138,161
Investments	439,240	463,344
Property and equipment, net of accumulated depreciation:
2015 - $278,386; 2014 - $278,552	214,779	226,246
Goodwill	572,047	573,119
Other intangible assets, net	582,360	595,881
Programs and program licenses (less current portion)	488,947	469,083
Deferred income taxes	50,045	37,265
Other non-current assets	182,139	164,533

Total Assets	$3,935,624	$4,667,632

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$20,075	$21,499
Current portion of debt	—	884,994
Program rights payable	32,269	36,138
Customer deposits and unearned revenue	56,146	47,929
Employee compensation and benefits	40,847	73,185
Accrued marketing and advertising costs	12,300	3,765
Other accrued liabilities	165,618	90,444

Total current liabilities	327,255	1,157,954
Debt (less current portion)	1,844,622	1,494,411
Other liabilities (less current portion)	239,693	234,429

Total liabilities	2,411,570	2,886,794

Redeemable non-controlling interests	98,268	96,251

Equity:
SNI shareholders’ equity:
Preferred stock, $0.01 par - authorized: 25,000,000 shares; none outstanding
Common stock, $0.01 par:
Class A - authorized: 240,000,000 shares; issued and outstanding: 2015 - 94,097,489 shares; 2014 - 97,789,910 shares	941	978
Voting - authorized: 60,000,000 shares; issued and outstanding: 2015 - 34,317,171 shares; 2014 - 34,317,171 shares	343	343

Total	1,284	1,321
Additional paid-in capital	1,331,469	1,359,023
Retained (deficit) earnings	(71,745)	79,994
Accumulated other comprehensive loss	(83,962)	(57,891)

Total SNI shareholders’ equity	1,177,046	1,382,447
Non-controlling interest	248,740	302,140

Total equity	1,425,786	1,684,587

Total Liabilities and Equity	$3,935,624	$4,667,632

SCRIPPS NETWORKS INTERACTIVE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)	Three months ended March 31,
(in thousands)	2015	2014
Cash Flows from Operating Activities:
Net income	$166,070	$172,789
Depreciation and amortization of intangible assets	28,590	31,294
Program amortization	162,671	140,998
Equity in earnings of affiliates	(18,945)	(22,261)
Program payments	(200,552)	(185,438)
Dividends received from equity investments	20,998	15,802
Deferred income taxes	(25,631)	(25,557)
Stock-based compensation	17,134	15,083
Changes in certain working capital accounts:
Accounts receivable, net	(1,329)	27,514
Other assets	(7,834)	(4,044)
Accounts payable	(1,093)	6,281
Customer deposits and unearned revenue	7,867	(20,260)
Accrued / refundable income taxes	127,605	90,739
Other liabilities	(14,962)	(32,107)
Other, net	14,164	7,453

Cash provided by operating activities	274,753	218,286

Cash Flows from Investing Activities:
Additions to property and equipment	(9,399)	(9,195)
Collections on note receivable	1,121	1,250
Purchases of long-term investments	—	(3,167)
Foreign currency call option premium	(16,000)	—
Other, net	(22,635)	522

Cash used in investing activities	(46,913)	(10,590)

Cash Flows from Financing Activities:
Proceeds from debt	475,000	—
Payments on debt	(1,010,000)	—
Dividends paid	(29,716)	(29,323)
Dividends paid to non-controlling interests	(94,906)	(125,520)
Repurchase of Class A Common stock	(288,502)	(250,062)
Proceeds from stock options	4,570	22,342
Other, net	(6,284)	(2,534)

Cash used in financing activities	(949,838)	(385,097)

Effect of exchange rate changes on cash and cash equivalents	(1,381)	167

Decrease in cash and cash equivalents	(723,379)	(177,234)
Cash and cash equivalents:
Beginning of year	878,164	686,371

End of period	$154,785	$509,137

Supplemental Cash Flow Disclosures:
Interest paid, excluding amounts capitalized	$16,445	$15,359
Income taxes refunded	(35,817)	(313)

NON-GAAP FINANCIAL MEASURES

Our chief operating decision maker evaluates the operating performance of our businesses and makes decisions about the allocation of resources to our businesses using a measure we call segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, divested operating units, investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Items excluded from segment profit generally result from decisions made in prior periods or from decisions made by corporate executives rather than the managers of the business segments. Depreciation and amortization charges are the result of decisions made in prior periods regarding the allocation of resources and are therefore excluded from the measure. Financing, tax structure and divestiture decisions are generally made by corporate executives. Excluding these items from our business segment performance measure enables us to evaluate business segment operating performance for the current period based upon current economic conditions and decisions made by the managers of those business segments in the current period.

In 2014, we made changes to our management reporting structure related to operating results from our uLive business. In conjunction with this change in our reporting structure, we now report the results of uLive within the lifestyle media segment, rather than the corporate and other caption. For comparability purposes, prior year segment results have also been reclassified to reflect the impact of this management reporting change. This reclassification only affects our segment reporting and does not change our consolidated operating revenues, operating income, or net income.

A reconciliation of segment profit to operating income determined in accordance with GAAP for each business segment is as follows:

	Three months ended
	March 31,
(in thousands)	2015	2014
Operating income	$225,810	$239,592
Depreciation and amortization of intangible assets:
Lifestyle media	24,652	26,563
Corporate and other	3,938	4,731
Losses (gains) on disposal of property and equipment:
Lifestyle media	3,547	(152)
Corporate and other	(1,031)	—

Total segment profit	$256,916	$270,734

TVN transaction expenses	10,191	—
Restructuring costs	4,898	—

Segment profit excluding transaction expenses and restructuring costs	$272,005	$270,734

We define free cash flow as cash provided by operating activities less dividends paid to non-controlling interests and acquisitions of property and equipment. We measure free cash flow as we believe it is an important indicator for management and investors as to our liquidity, including our ability to reduce debt, make strategic investments and return capital to shareholders. A reconciliation of free cash flow is as follows:

	Three months ended March 31,
(in thousands)	2015	2014
Segment profit	$256,916	$270,734
Income taxes refunded	35,817	313
Interest paid	(16,445)	(15,359)
Working capital and other	(1,535)	(37,402)

Cash provided by operating activities	274,753	218,286
Dividends paid to non-controlling interests	(94,906)	(125,520)
Additions to property and equipment	(9,399)	(9,195)

Free cash flow	$170,448	$83,571

Since segment profit and free cash flow are non-GAAP measures, they should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance reported in accordance with GAAP.

The table below reconciles certain non-GAAP measures related to TVN transaction expenses and restructuring costs with the most directly comparable GAAP financial measures: cost of services, excluding depreciation and amortization of intangible assets, selling general and administrative, net income attributable to SNI and diluted earnings per share.

(in thousands, except per share data)	Three Months ended March 31, 2015
	Cost of services, excluding depreciation and amortization of intangible assets	Selling, general and administrative	Total Cost of services and selling, general and administrative expenses	Net Income attributable to SNI (A)	Diluted Earnings per Share
Reported GAAP Measure	$199,147	$202,187	$401,334	$123,843	$0.94
TVN transaction expenses	—	(10,191)	(10,191)	6,318	0.05
Restructuring costs	(1,548)	(3,350)	(4,898)	3,330	0.03

Adjusted Non-GAAP Measure	$197,599	$188,646	$386,245	$133,491	$1.02

(A)	Items tax effected at 38% statutory rate

SUPPLEMENTAL FINANCIAL INFORMATION

Lifestyle media earns revenue primarily from the sale of advertising time on our national television networks and interactive platforms, affiliate fees paid by cable and television systems and telecommunication service providers and other distributors that carry our network programming and the licensing of our content to third parties and brands for consumer products, such as videos, books, kitchenware and tools.

Supplemental information for lifestyle media is as follows:

	Three months ended March 31,
(in thousands)	2015	2014	Change
Operating revenues by brand:

HGTV	$237,301	$227,215	4.4%
Food Network	217,298	218,973	(0.8)%
Travel Channel	75,917	79,741	(4.8)%
DIY Network	38,390	35,142	9.2%
Cooking Channel	30,623	28,298	8.2%
Great American Country	7,354	7,104	3.5%
Digital Businesses	24,374	26,193	(6.9)%
Other	3,433	3,260	5.3%
Intrasegment eliminations	(505)	(831)	(39.2)%

Total segment operating revenues	$634,185	$625,095	1.5%

Operating revenues by type:

Advertising	$428,551	$428,022	0.1%
Network affiliate fees, net	197,827	190,171	4.0%
Other	7,807	6,902	13.1%